Issuer Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-147167
                                                               February 12, 2008

                            Opexa Therapeutics, Inc.

                         Revised Series E Warrant Terms

     Opexa Therapeutics, Inc. ("Opexa") has revised a term of its Series E warrants that it is offering. The revised term is described below.

1. The exercise price of the Series E warrants to be issued by Opexa will be $____ (100% of offering price per share of common stock).

     Opexa Therapeutics, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Opexa Therapeutics, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 281-272-9331 or by e-mailing ir@opexatherapeutics.com.